EXHIBIT 99.1

Salt Lake City, Utah - In the second calendar quarter (2Q) of 2005, Utah Medical Products, Inc.’s (Nasdaq: UTMD) consolidated sales were up 3%, gross profits up 2%, operating profits down 6%, net income up 2%, and earnings per share (eps) up 16%, compared to 2Q 2004.

Operating profits were down even though sales and gross profits were up because the Company increased its litigation reserve at the end of June to reflect its estimate of the costs that will be required to complete the litigation process with the FDA through the trial, which was scheduled on June 30 by the Court to begin on August 30. The litigation expense accrual increased G&A expenses, which are part of operating expenses, by $300,000.

Net income was up 2% even though operating profits were down as a result of a significantly lower income tax provision resulting from The American Jobs Creation Act of 2004 (the Act) enacted in October 2004 which allows a temporary tax deduction on repatriated foreign earnings, which must be accomplished in 2005. The disproportionate increase in eps was due to fewer outstanding shares as a result of open market share repurchases. The Company has repurchased about 15% of its outstanding shares since August 2004.

Comparing year-to-date financial results for the first half (1H) of 2005 with 1H 2004, sales and operating profits were up 2%, and gross profits were about the same. In 1Q 2004, UTMD recognized $6,060,000 in non-operating income from patent infringement damages which did not recur in 1H 2005. Consequently, comparing 1H 2005 to 1H 2004 during which UTMD received the patent infringement damages, net profits and eps were down 45% and 38%, respectively. According to CEO Kevin Cornwell, “1H 2004 performance occurred before the August 2004 FDA lawsuit which created a cloud over UTMD’s reputation for high quality products. Considering our challenges this year, I believe the current results are excellent, due to the dedication and determination of our employees, and the recognition of many clinicians of the quality and value to the public health of our products. UTMD’s second quarter performance was better than the first, and we expect third quarter to continue the improvement trend. UTMD previously projected eps for shareholders to be about $1.80 for the year 2005. This first half performance would seem to increase the certainty of accomplishing that goal.”

Financial ratios which may be of interest to shareholders follow:
1)	Current Ratio = 7.7
2)	Days in Receivables (based on 2Q sales activity) = 49.8
3)	Average Inventory Turns (based on 2Q CGS) = 4.3
4)	Year-to-Date ROE = 22%

UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 218,700 in 2Q 2005 compared to 301,700 in 2Q 2004, and 224,300 in 1H 2005 compared to 315,100 in 1H 2004. The actual number of outstanding shares at the end of 2Q 2005 was 3,928,400 which included 2Q employee/director option exercises of 49,800 shares and 2Q share repurchases of 185,600. The average price paid by the Company to repurchase shares in the open market during 2Q 2005 was $21.72 including commissions. The total number of outstanding unexercised options at June 30, 2005 was 701,400 shares at an average exercise price of $13.82/ share, including shares awarded but not vested. This compares to 759,800 option shares outstanding at the end of 2Q 2004.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, a negative outcome in the current FDA lawsuit, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD=s public disclosure filings with the SEC. The SEC Form 10-Q for 2Q 2005 will be filed with the SEC by August 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (3 months ended June 30) - (in thousands except earnings per share):

	2Q 2005	2Q 2004	Percent Change
Net Sales	$7,028	$6,827	+2.9%
Gross Profit	4,022	3,934	+2.2%
Operating Income	2,471	2,628	(6.0%)
Income Before Tax	2,684	2,806	(4.4%)
Net Income	1,887	1,841	+2.5%
Earnings Per Share	$0.446	$.384	+16.2%
Shares Outstanding (diluted)	4,229	4,794

INCOME STATEMENT, First Half (6 months ended June 30) - (in thousands except earnings per share):

	1H 2005	1H 2004	Percent Change
Net Sales	$13,680	$13,443	+1.8%
Gross Profit	7,756	7,785	(0.4%)
Operating Income	5,023	4,908	+2.3%
Income Before Tax	5,490	11,300	(51.4%)
Net Income	3,856	7,016	(45.0%)
Earnings Per Share	$0.902	$1.456	(38.1%)
Shares Outstanding (diluted)	4,277	4,819

BALANCE SHEET
(in thousands)	(unaudited) JUN 30, 2005	(audited) DEC 31, 2004	(unaudited) JUN 30, 2004
Assets
Cash & Investments	$13,302	$16,928	$22,044
Accounts Receivable, Net	3,935	3,730	3,500
Inventories	2,650	2,859	3,356
Other Current Assets	956	1,013	959
Total Current Assets	20,843	24,530	29,859
Property & Equipment, Net	8,423	9,058	8,737
Intangible Assets, Net	7,649	7,674	7,709
Total Assets	$36,915	$41,262	$46,305

Liabilities & Shareholders’ Equity
Total Current Liabilities	$2,693	$4,336	$4,815
Deferred Income Taxes	672	769	641
Stockholders’ Equity	33,550	36,157	40,849
Total Liabilities & Shareholders’ Equity	$36,915	$41,262	$46,305